Exhibit 10.1

MEMORANDUM OF RETIREMENT
This Memorandum of Retirement (“Memorandum”) sets forth the terms of Jack Cuneo’s (“Cuneo”) retirement as Chief Executive Officer and President of Chambers Street Properties (the “Company”) and CSP Operating Partnership, L.P. (the “OP”) (Cuneo, the Company, and the OP shall be collectively referred to herein as the “Parties”). All capitalized terms in this Memorandum that are not specifically defined herein shall have the meaning given them in Cuneo’s Executive Employment Agreement dated the 25th of September 2012 (“Employment Agreement”) and, except as modified herein, the Employment Agreement will continue in full force and effect.
1.Cuneo’s retirement will include his resignation from the Board of Trustees of the Company (the “Board”) and any committees thereof and from any boards of directors (and any committees thereof) of any Subsidiary and as an officer of the Company and any Subsidiary, effective upon his retirement.
2.Cuneo will have primary say, subject to the reasonable approval of the independent members of the Board (the “Independent Trustees”), regarding the content of the message announcing his retirement. The Parties will agree on the key message points prior to the release of the announcement.
3.During the period between the announcement of Cuneo’s retirement and the naming of an interim CEO, or the hiring of his successor (the “Transition Period”), Cuneo will continue to be titled Chief Executive Officer and will perform such duties and have such authority and responsibilities as may be prescribed by the Board. Until any modification by the Board, Cuneo will continue to have the authority, responsibility and duties as he presently enjoys. Cuneo will cooperate in the search process (to be initiated by the Independent Trustees) to identify his successor.
4.For calendar year 2014, Cuneo will participate in the 2014 compensation process regarding the determination of his cash bonus and equity grant.
5.Following the termination of Cuneo’s employment, he will be compensated as if he had been terminated without Cause pursuant to Section 4.4 of the Employment Agreement, plus the additional compensation referenced in Section 6 hereof. For purposes of clarity, Cuneo will be entitled to receive:
(a)     Cuneo’s Accrued Rights through the date of termination, to the extent not previously paid;
(b)     An amount equal to two times Cuneo’s current Base Salary of $725,000 (i.e., $1.45 million) which will be payable over a two year period in accordance with the Company’s customary payroll practices (subject to Section 6.1 of the Employment Agreement);
(c)     An amount equal to two times Cuneo’s current Target Cash Bonus of $900,000 (i.e., $1.8 million) which amount will be payable in accordance with the Company’s customary payroll practices (subject to Section 6.1 of the Employment Agreement) within thirty (30) days after Cuneo executes and delivers the General Release referenced in Section 4.7 of the

Employment Agreement substantially in the form and substance of Exhibit A attached to the Employment Agreement.
Notwithstanding any earlier termination of the Transition Period, Cuneo will continue to be compensated as currently until March 16, 2015. Subject to a Board determination otherwise, Cuneo will continue to be provided a senior title, an office and administrative support between the termination of the Transition Period and March 16, 2015.
Additionally, each equity grant previously given to Cuneo pursuant to the Incentive Plan or any similar plan, (including, without limitation, any Long Term Incentive Award) (i) that is subject to a time-based vesting condition will become vested immediately, and (ii) that is subject to subsequent performance-based conditions will be considered to be vested and earned at the target level of performance. Cuneo will have (a) ninety (90) days or (b) the period specified in the grant or award, whichever is greater, to exercise any rights contained in any such grant or award that are subject to exercise by him.
6.Cuneo will receive an equity grant of 200,000 shares of Company stock effective no later than the effective date of his resignation. These shares will vest upon the effective date of Cuneo’s resignation.
7.This Memorandum shall be interpreted to avoid any penalty sanctions under Section 409A of the Tax Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.
8.This Memorandum will govern Cuneo’s compensation upon the termination of his employment without regard to any intervening, death/disability, Change of Control, adjustment of his duties or other event other than a breach of his duties hereunder or under his Employment Agreement.
9.Cuneo’s receipt of the post-termination compensation described in Paragraphs 5 and 6 of this Memorandum (other than the Accrued Rights) is contingent upon Cuneo’s executing and delivering the General Release referenced in Section 4.7 of the Employment Agreement within the time specified in Section 4.7 and substantially in the form and substance of Exhibit A attached to the Employment Agreement and his continued compliance with all additional requirements as described in Section 4.7 of the Employment Agreement.
10.The Parties expressly acknowledge and agree that this Memorandum and the terms set forth herein are in addition to and except as expressly set forth herein, do not modify or otherwise affect the terms of the Employment Agreement, which shall also remain in full force and effect.
Signatures on Following Page

AGREED AND ACCEPTED:
This 9th day of November, 2014
CHAMBERS STREET PROPERTIES
/s/ Charles E. Black
Title:    Chairman of the Board of Trustees
CSP OPERATING PARTNERSHIP, L.P.
By:    Chambers Street Properties, its General Partner
/s/ Charles E. Black
Title:    Chairman of the Board of Trustees of
Chambers Street Properties
/s/ Jack Cuneo
JACK CUNEO

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